Exhibit 10.1

SPROUTS FARMERS MARKET, INC.
STOCK OPTION AGREEMENT

Cover Sheet

Sprouts Farmers Market, Inc., a company organized under the laws of the State of Delaware (“Company”), hereby grants an option (the “Option”) to acquire shares of its Common Stock (“Shares”) to the individual named below. The terms and conditions of the Option are set forth in this cover sheet (the “Cover Sheet”), in the attached Stock Option Agreement (the “Agreement”) and in the Sprouts Farmers Market, Inc. 2022 Omnibus Incentive Compensation Plan (as may be amended from time to time, the “Plan”). All capitalized terms used but not defined in this Cover Sheet and the attached Stock Option Agreement will have the meanings ascribed to such terms in the Plan.

Granted to:
Option Grant Date:
Shares subject to the Option:
Exercise Price per Share:
Expiration Date:
Vesting Schedule:

By signing this Cover Sheet, you agree to all of the terms and conditions described in this Cover Sheet, in the Agreement and in the Plan. The Company has the right to rescind this award if you do not sign and return this Cover Sheet within 60 days of the Option Grant Date.

Signature: _____________________            Date: _______________

SPROUTS FARMERS MARKET, INC.

By:
Name:
Title:

SPROUTS FARMERS MARKET, INC.
2022 OMNIBUS INCENTIVE COMPENSATION PLAN
STOCK OPTION AGREEMENT

Nonstatutory Stock Option	This Option is not intended to be an incentive stock option under section 422 of the Internal Revenue Code and will be interpreted accordingly.

Vesting
Your right to exercise this Option vests at the times and in the manner as shown on the Cover Sheet.

This Option will cease vesting as of the date your employment with the Company and its subsidiaries (the “Employer”) has terminated for any reason, except as set forth herein.

Termination
Should your employment with the Employer terminate for any reason except pursuant to a Change in Control, due to death or Disability, or due to your Qualifying Retirement, in each case as described below, the portion of your Option that is not then vested will immediately terminate, and, except as provided below, the portion that is then vested will terminate at the close of business at the Company’s registered office on the 90th day after your termination date (or on the seventh anniversary of the Option Grant Date, if earlier).

The grant of the Option does not confer upon you any right to continued employment with the Employer or interfere with the Employer’s right to terminate your employment at any time.

Death
If your employment terminates because of your death, any then-unvested portion of your Option shall become immediately vested and your right to purchase vested Shares under this Option will expire at the close of business at the Company’s registered office on the date that is six months and one day after the date of death (or on the seventh anniversary of the Option Grant Date, if earlier). During that period, your estate or heirs may exercise this Option.

Disability
If your employment terminates due to your Disability, any then-unvested portion of your Option shall become immediately vested and your right to purchase vested Shares under this Option will expire at the close of business at the Company’s registered office on the date that is six months and one day after your termination date (or on the seventh anniversary of the Option Grant Date, if earlier).

Terminate due to Qualifying Retirement	Should your employment with the Employer terminate due to your Qualifying Retirement (as defined in Exhibit A), then a pro-rata portion of the Option will become immediately vested. Such pro-rata portion shall be equal to (a) the number of Shares subject to the Option, multiplied by a fraction, the numerator of which is the number of months (rounded to the nearest whole month) that elapsed between the Grant Date and the termination date, and the denominator of which is 36, (b) reduced by the number of Shares subject to the Option which vested on or prior to your termination date pursuant to the Vesting Schedule set forth on the Cover Sheet. Your right to purchase vested Shares under this Option will expire at the close of business at the Company’s registered office on the date that is 36 months and one day after your termination date (or on the seventh anniversary of the Option Grant Date, if earlier).

Termination for Cause; Specified Conduct
If your employment is terminated for Cause or following any termination of your employment you engage in Specified Conduct (as defined in Exhibit A), the Option, whether or not vested, will immediately terminate.

Change in Control
Notwithstanding the foregoing, in the event of a Change in Control, the Committee may take such actions with respect to the Option as it deems appropriate pursuant to the Plan. If the Option continues in effect after a Change in Control in accordance with the Plan and your employment is terminated by the Employer or an acquiror without Cause or by you for Good Reason, in each case within 24 months following the Change in Control, then the Option will become vested and exercisable immediately upon such termination.

Restrictions on Exercise	The Company will not permit you to exercise this Option if the issuance of Shares at that time would violate any law, regulation or Company policy.

Notice of Exercise
When you wish to exercise this Option, you must complete and execute such documents, if any, and complete such processes, that the Company or a securities broker approved by the Company may require to accomplish the Option exercise (“Notice of Exercise”).

If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment
When you submit your Notice of Exercise, you must include payment of the exercise price for the Shares you are purchasing, along with applicable withholding taxes. Unless otherwise determined by the Committee, payment must be made in one (or a combination) of the following forms:

•Your personal check, a cashier’s check or a money order.

•If permitted by the Company, irrevocable directions to a securities broker approved by the Company to sell your Shares subject to the Option and to deliver all or a portion of the sale proceeds to the Company in payment of the exercise price and applicable withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given by signing forms, if any, provided by the Company or the securities broker.

Taxes
When you exercise any portion of the Option, the Employer will withhold taxes as required by applicable law, and your ability to exercise any portion of the Option is conditional upon your making arrangements satisfactory to the Company, in accordance with the methods set forth above, to enable it to satisfy its withholding obligation.

Restrictions on Resale	By signing this Agreement, you agree not to sell any Shares received upon exercise of the Option at a time when applicable laws, regulations or Company policies prohibit a sale.

Transfer of Option
Prior to your death, only you may exercise this Option. You cannot transfer or assign this Option. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will.

Regardless of any marital property settlement agreement, the Company or a securities broker, as applicable, is not obligated to honor a Notice of Exercise from your former spouse, nor is the Company or the securities broker obligated to recognize your former spouse’s interest in your Option in any other way.

Stockholder Rights
You, or your estate or heirs, have no rights as a stockholder of the Company with respect to the Shares subject to the Option until a proper Notice of Exercise has been submitted and the exercise price and withholding taxes have been tendered. No adjustments are made for dividends or other rights if the applicable record date occurs before a proper Notice of Exercise has been submitted and the exercise price has been tendered, except as described in the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware.

Company Policies	This Agreement, the Option, and any Shares received upon exercise of the Option shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time.

409A
This Agreement and the Option are intended to be exempt from the requirements of Section 409A of the Code. However, neither the Company nor any Affiliate of the Company shall have any responsibility or liability if the Option is not so exempt.

The Plan and Other Agreements
The text of the Plan and any amendments thereto are incorporated in this Agreement by reference.

This Agreement, the Cover Sheet and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.

By signing the Cover Sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan and evidence your acceptance of the powers of the Committee of the Board of Directors of the Company that administers the Plan.

Exhibit A
Certain Definitions

“employment, employed by or employment with” means, unless determined otherwise by the Board in any circumstance, your employment or engagement in providing services as an advisor, consultant, board member or other service provider, with the Employer (so that, for the purposes of exercising your Option and vesting of your Option, you will not have been considered to have terminated employment or service with the employer until you have ceased to be an employee, advisor, consultant, board member or other service provider).

“Qualifying Retirement” means your termination of employment with the Employer, other than on account of Specified Conduct or death, where: (i) the sum of your age and Years of Service is at least 68 and (ii) you are at least 55 years old with at least three Years of Service. “Years of Service” for this purpose means the number of complete years that you have been employed by the Employer, measured from your most recent date of hire date.

“Specified Conduct” means, if you are party to an employment agreement that contains post-termination restrictive covenants, a breach of any such covenant, or if you are not party to an employment agreement that contains post-termination restrictive covenants, your (i) unauthorized disclosure of confidential information relating to the Company or its Affiliates, (ii) engaging, directly or indirectly, as an employee, partner, consultant, director, stockholder (other than as a passive investor in not more than 5% of the shares of any publicly traded class of securities of any business), owner, or agent in any business that is competitive with the businesses conducted by the Company and its Affiliates at the time of termination of your employment, (iii) soliciting or inducing, directly or indirectly, any former, present or prospective customer or client of the Company or its Affiliates to purchase any services or products offered by the Company or its Affiliates from any Person other than the Company or its Affiliates, or (iv) hiring, directly or indirectly, any individual who was an employee of the Company or its Affiliates within the six month period prior to termination of your employment, or soliciting or inducing, directly or indirectly, any such individual to terminate his or her employment with the Company or its Affiliates. Notwithstanding the foregoing, please note that:
•federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law, and nothing in this Agreement prohibits or restricts your rights in connection with the foregoing;
•nothing in this Agreement prohibits or restricts you from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory organization or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation; and
•nothing in this Agreement requires you to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that you have engaged in any such conduct.